Exhibit 2.1

Execution Copy

June 26, 2019

Re:	Amendment No. 1 to Share Exchange Agreement dated March 19, 2019 (the “Agreement”) by and by and among Pineapple Express, Inc. and Pineapple Ventures, Inc. and the shareholders thereof.

This Amendment No. 1 to the Share Exchange Agreement (this “Amended Agreement”) is made and entered into as of the date hereof, by and among by and among Pineapple Express, Inc., a Wyoming corporation (the “Company”), Pineapple Ventures, Inc., a company formed under the laws of the State of California (“PVI”), all of the Shareholders of PVI (each a “Shareholder” and collectively the “Shareholders”). Terms not defined herein shall have the meaning ascribed to them in the Agreement.

WHEREAS, pursuant to that certain Agreement between the parties, certain agreements were made pertaining to, among other things, the distribution and ownership of PVI Capital Stock, as further described therein; and

WHEREAS, the Parties desire to amend the Agreement, as provided herein;

NOW THEREFORE, in consideration of the mutual covenants and agreements contained herein, and other good and valuable consideration, the receipt and sufficiency of which are hereby acknowledged, the undersigned hereby agree that the Agreement shall be amended as follows:

1. The entirety of the second “Whereas” clause of the Agreement is hereby amended by deleting the text thereof in its entirety and inserting the following text in lieu thereof read in its entirety as follows:

WHEREAS, (i) the Shareholders and PVI believe it is in the best interests of PVI to exchange an aggregate of up to Fifty Percent (50%) of the Capital Stock of PVI for up to Two Million (2,000,000) newly-issued shares (the “Company Shares”) of the Company’s Series A Preferred Stock, $0.0000001 par value per share (the “Company Series A Stock”) subject to certain closing conditions as set forth herein, and (ii) the Company believes it is in its best interest and the best interest of its stockholders to acquire the Capital Stock in exchange for the Company Shares, all upon the terms and subject to the conditions set forth in this Agreement (the “Share Exchange”).

Execution Copy

2. The entirety of Section 1.1(a) and 1.1(b) of the Agreement is hereby amended by deleting the text thereof in its entirety and inserting the following text in lieu thereof read in its entirety as follows:

Section 1.1 Agreement to Exchange Capital Stock for the Company Shares. (a) Upon execution of this Agreement and the other ancillary exchange documents (the “Closing Date”) and subject to the conditions set forth in this Agreement, the Shareholders shall assign, transfer, convey, and deliver Twenty Thousand (20,000) shares of the Capital Stock to the Company. In consideration and exchange for such Capital Stock, the Company shall issue and deliver One Million (1,000,000) shares of the Company Shares to the Shareholders (as set forth on Schedule I hereto).

(b) On the six (6) month anniversary of the Closing Date and upon the terms and subject to the conditions set forth in this Agreement, the Shareholders shall assign, transfer, convey, and deliver an additional Thirty Thousand (30,000) shares of the Capital Stock to the Company (the “Second Closing”). In consideration and exchange for such Capital Stock, the Company shall issue and deliver an additional One Million (1,000,000) shares of the Company Shares to the Shareholders (as set forth on Schedule I hereto)

3. Except as expressly modified herein, the Agreement shall remain in full force and effect in accordance with its original terms.

4. Capitalized terms that are not defined herein shall have the meanings ascribed to them in the Agreement.

5. This Amendment Agreement may be executed in one or more counterparts, each of which shall be deemed an original, but all of which together shall constitute one and the same instrument. This Amendment Agreement and all acts and transactions pursuant to the rights and obligations of the Parties hereto shall be governed, construed and interpreted in accordance with the laws of the State of California, without giving effect to principles of conflicts of law.

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Execution Copy

IN WITNESS WHEREOF, with the intent to be legally bound hereby, the parties hereby execute this Amendment Agreement as of the date first written above.

PINEAPPLE EXPRESS, INC.

By:
Name:
Title:

PINEAPPLE VENTURES, INC.

By:
Name:
Title:

PVI MEMBERS:

Jaime Ortega

By:

Joshua Eisenberg

By: